Exhibit 99.1

EP ENERGY LLC

(f/k/a as EVEREST ACQUISITION LLC)

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

As of September 30, 2012 and for the periods from March 23, 2012 (inception) to September 30, 2012 and for the three month period ended September 30, 2012

and

for the predecessor as of December 31, 2011 and for the periods from January 1, 2012 to May 24, 2012 and the three and nine month periods ended September 30, 2011

EP ENERGY LLC
TABLE OF CONTENTS

Index

Condensed consolidated statements of income for (i) the successor period from March 23, 2012 (inception) to September 30, 2012 and July 1, 2012 to September 30, 2012 and (ii) predecessor periods from January 1, 2012 to May 24, 2012; and the three and nine month periods ended September 30, 2011	2

Condensed consolidated statements of comprehensive income (loss) for (i) the successor period from March 23, 2012 (inception) to September 30, 2012 and July 1, 2012 to September 30, 2012 and (ii) predecessor periods from January 1, 2012 to May 24, 2012; and the three and nine month periods ended September 30, 2011	3

Condensed consolidated balance sheets as of September 30, 2012 (successor) and December 31, 2011 (predecessor)	4-5

Condensed consolidated statements of cash flows for the successor period from March 23, 2012 (inception) to September 30, 2012 and predecessor periods from January 1, 2012 to May 24, 2012 and the nine months ended September 30, 2011	6

Condensed consolidated statements of changes of equity for the successor period from March 23, 2012 to September 30, 2012 and predecessor period from January 1, 2012 to May 24, 2012	7

Notes to the consolidated financial statements	8-32

Below is a list of terms that are common to our industry and used throughout this document:

MBbl	=	thousand barrels
NGL	=	natural gas liquids
TBtu	=	trillion British thermal units

When we refer to “us”, “we”, “our”, “ours” or “the Company”, we are describing EP Energy LLC and/or our subsidiaries.

EP ENERGY LLC
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions)
(Unaudited)

	Quarterly Periods		Year-to-Date Periods
	Successor	Predecessor	Successor	Predecessor
	Quarter Ended September 30, 2012	Quarter Ended September 30, 2011	March 23 (inception) to September 30, 2012	January 1 to May 24, 2012	Nine Months Ended September 30, 2011

Operating Revenues
Oil and condensate	$230	$131	$307	$322	$367
Natural gas	162	256	223	262	753
NGL	18	15	23	29	43
Financial derivatives	(181)	251	(124)	365	275
Total operating revenues	229	653	429	978	1,438

Operating expenses
Transportation costs	29	20	43	45	58
Lease operating expense	55	61	76	96	161
General and administrative	85	46	294	75	144
Depreciation, depletion and amortization	107	157	141	319	437
Impairments/Ceiling test charge	—	158	1	62	158
Exploration expense	21	—	27	—	—
Taxes, other than income taxes	27	21	39	45	70
Total operating expenses	324	463	621	642	1,028

Operating (loss) income	(95)	190	(192)	336	410
Loss from unconsolidated affiliates	(2)	(3)	(3)	(5)	(4)
Other (expense) income	—	(4)	1	(3)	(4)
Loss on extinguishment of debt	(14)	—	(14)	—	—
Interest expense
Third party	(84)	(3)	(137)	(14)	(7)
Affiliated	—	(1)	—	—	(3)
(Loss) income before income taxes	(195)	179	(345)	314	392
Income tax expense	1	118	1	136	179
Net (loss) income	$(196)	$61	$(346)	$178	$213

See accompanying notes.

EP ENERGY LLC
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(In millions)

(Unaudited)

	Quarterly Periods		Year-to-Date Periods
	Successor	Predecessor	Successor	Predecessor
	Quarter Ended September 30, 2012	Quarter Ended September 30, 2011	March 23 (inception) to September 30, 2012	January 1 to May 24, 2012	Nine Months Ended September 30, 2011

Net (loss) income	$(196)	$61	$(346)	$178	$213
Net gains from cash flow hedging activities:
Reclassification adjustment(1)	—	1	—	3	5
Other comprehensive gains	—	1	—	3	5
Comprehensive (loss) income	$(196)	$62	$(346)	$181	$218

(1)                     Reclassification adjustments are stated net of tax. Taxes recognized for the predecessor periods related to January 1, 2012 to May 24, 2012, the quarter and nine months ended September 30, 2011 are $2 million, $1 million and $3 million, respectively.

See accompanying notes.

EP ENERGY LLC

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

(Unaudited)

	Successor September 30, 2012	Predecessor December 31, 2011
ASSETS
Current assets
Cash and cash equivalents	$152	$25
Accounts receivable
Customer, net of allowance of less than $1 in 2012 and 2011	179	135
Affiliates	—	132
Other, net of allowance of $2 for 2012 and $7 for 2011	27	39
Materials and supplies	24	28
Derivatives	118	272
Prepaid assets	30	12
Other	2	15
Total current assets	532	658
Property, plant and equipment, at cost
Oil and natural gas properties, of which $481 was excluded from amortization for 2011	7,110	21,923
Other property, plant and equipment	95	147
	7,205	22,070
Less accumulated depreciation, depletion and amortization	150	18,003
Total property, plant and equipment, net	7,055	4,067
Other assets	236	346
Investments in unconsolidated affiliates
Derivatives	100	9
Deferred income taxes	6	7
Unamortized debt issue cost	133	8
Other	4	4
	479	374
Total assets	$8,066	$5,099

See accompanying notes.

EP ENERGY LLC

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions, except share amounts)

(Unaudited)

	Successor September 30, 2012	Predecessor December 31, 2011
LIABILITIES AND EQUITY
Current liabilities
Accounts payable
Trade	$116	$140
Affiliates	—	47
Other	306	258
Derivatives	10	7
Accrued taxes other than income	45	33
Accrued interest	113	—
Deferred income taxes	—	91
Accrued taxes	19	—
Asset retirement obligations	9	5
Other	35	8
Total current liabilities	653	589
Long-term debt	4,221	851
Other long-term liabilities
Derivatives	31	73
Asset retirement obligations	164	148
Deferred income taxes	—	291
Other	11	47
Total non-current liabilities	4,427	1,410

Commitments and contingencies (Note 8)
Members’/Stockholder’s equity
Common stock, par value $1 per share; 1,000 shares authorized and outstanding at December 31, 2011	—	—
Additional paid-in capital	—	4,580
Accumulated deficit	—	(1,476)
Accumulated other comprehensive loss	—	(4)
Members’ equity	2,986	—
Total members’/stockholder’s equity	2,986	3,100
Total liabilities and equity	$8,066	$5,099

See accompanying notes.

EP ENERGY LLC
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Year-to-Date Periods
	Successor	Predecessor
	March 23 (Inception) to September 30, 2012	January 1 to May 24, 2012	Nine Months Ended September 30, 2011

Cash flows from operating activities
Net (loss) income	$(346)	$178	213
Adjustments to reconcile net (loss) income to net cash from operating activities
Depreciation, depletion and amortization	141	319	437
Deferred income tax expense	—	199	290
Loss from unconsolidated affiliates, adjusted for cash distributions	5	12	42
Impairments/Ceiling test charges	1	62	158
Loss on extinguishment of debt	14	—	—
Amortization of equity compensation expense	9	—	—
Non-cash portion of exploration expense	14	—	—
Amortization of debt issuance cost	8	7	2
Other non-cash income items	2	—	1
Asset and liability changes
Accounts receivable	(32)	132	(16)
Accounts payable	15	(56)	56
Affiliate income taxes	—	4	(96)
Derivatives	268	(201)	(51)
Accrued interest	113	(1)	—
Other asset changes	(4)	(7)	20
Other liability changes	47	(68)	(13)
Net cash provided by operating activities	255	580	1,043

Cash flows from investing activities
Capital expenditures	(475)	(636)	(1,097)
Net proceeds from the sale of assets	110	9	585
Cash paid for acquisitions, net of cash acquired	(7,126)	(1)	(1)
Net cash used in investing activities	(7,491)	(628)	(513)

Cash flows from financing activities
Proceeds from long term debt	4,823	215	1,425
Repayment of long term debt	(609)	(1,065)	(1,175)
Contributed member equity	3,323	—	—
Contribution from parent	—	960	—
Change in note payable with parent	—	—	(775)
Debt issuance costs	(149)	—	—
Other	—	—	(7)
Net cash provided by (used in) financing activities	7,388	110	(532)

Change in cash and cash equivalents	152	62	(2)
Cash and cash equivalents
Beginning of period	—	25	74
End of period	$152	$87	$72

See accompanying notes

EP ENERGY LLC

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(In millions, except share amounts)

(Unaudited)

	Shares	Common Stock	Additional Paid-in Capital	Retained Earnings (Accumulated deficit)	Accumulated Other Comprehensive Income	Total Stockholder’s /Members’ Equity

Predecessor
Balance at December 31, 2011	1,000	$—	$4,580	$(1,476)	$(4)	$3,100
Contribution from parent		—	1,481	—	—	1,481
Other		—	12	—	3	15
Net income		—	—	178	—	178
Elimination of predecessor parent stockholder’s equity	(1,000)	—	(6,073)	1,298	1	(4,774)
Balance at May 24, 2012	—	$—	$—	$—	$—	$—

Successor
Balance at March 23, 2012 (inception)	—	$—	$—	$—	$—	$—
Member contributions	—	—	—	—	—	3,323
Equity compensation expense	—	—	—	—	—	9
Net loss	—	—	—	—	—	(346)
Balance at September 30, 2012	—	$—	$—	$—	$—	$2,986

See accompanying notes.

EP ENERGY LLC
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1. Basis of Presentation and Significant Accounting Policies

Basis of Presentation

EP Energy LLC (the successor and formerly known as Everest Acquisition LLC) was formed as a Delaware limited liability company on March 23, 2012 by Apollo Global Management LLC (Apollo) and other private equity investors (collectively, the Sponsors). On May 24, 2012, the Sponsors acquired EP Energy Global LLC, (formerly known as EP Energy Corporation and EP Energy, L.L.C. after its conversion into a Delaware limited liability company) and subsidiaries for approximately $7.2 billion in cash as contemplated by the merger agreement among El Paso Corporation (El Paso) and Kinder Morgan, Inc. (KMI) which is further described in Note 2. The entities acquired are engaged in the exploration for and the acquisition, development, and production of oil, natural gas and NGL primarily in the United States, with international activities in Brazil, and together these entities constituted the oil and natural gas operations of El Paso. Hereinafter, the acquired entities are referred to as the predecessor for financial accounting and reporting purposes.

The condensed consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles as it applies to interim financial statements. Because this is an interim period report presented using a condensed format, it does not include all of the disclosures required by United States generally accepted accounting principles. You should read this quarterly report along with the December 31, 2011 financial statements of the predecessor, which contain a summary of significant accounting policies and other disclosures. The financial statements as of September 30, 2012 and for each of the predecessor and successor periods presented are unaudited. The consolidated predecessor balance sheet as of December 31, 2011 has been derived from the audited balance sheet in the 2011 audited predecessor financial statements. In our opinion, all adjustments which are of a normal, recurring nature to fairly present these interim period results are reflected. The results for any interim period are not necessarily indicative of the expected results for the entire year. Predecessor periods reflect reclassifications to conform to EP Energy LLC’s financial statement presentation.

Significant Accounting Policies

Other than as described below, there were no changes in significant accounting policies as described in the 2011 audited financial statements of the predecessor and no material accounting pronouncements issued but not yet adopted as of September 30, 2012.

Accounting for Oil and Natural Gas Activities.  On May 25, 2012, in conjunction with the purchase of EP Energy, L.L.C., we began applying the successful efforts method of accounting for oil and natural gas exploration and development activities. Prior to the acquisition date, the predecessor applied the full cost method of accounting for its oil and natural gas exploration and development activities.

Under the successful efforts method, (i) lease acquisition costs and all development costs are capitalized and exploratory drilling costs are capitalized until results are determined, (ii) other non-drilling exploratory costs, including certain geological and geophysical costs such as seismic costs and delay rentals, are expensed as incurred,  (iii) internal costs directly identified with the acquisition, successful drilling of exploratory wells and development activities are capitalized, and (iv) interest costs related to financing oil and natural gas projects actively being developed are capitalized until the projects are evaluated or substantially complete and ready for their intended use if the projects were evaluated as successful.

The provision for depreciation, depletion, and amortization is determined on a basis identified by common geological structure or stratigraphic conditions applied to total capitalized costs, plus future abandonment costs net of salvage value, using the unit of production method with lease acquisition costs amortized over total proved reserves and other exploratory drilling and developmental costs amortized over proved developed reserves.

We evaluate capitalized costs related to proved properties at least annually or upon a triggering event to determine if impairment of such properties is necessary.  Our evaluation is made based on common geological structure or stratigraphic conditions and considers estimated future cash flows for all proved developed (producing and non-producing) and proved undeveloped reserves in comparison to the carrying amount of the proved properties to determine recoverability. If the carrying amount of a property exceeds the estimated undiscounted future cash flows, the carrying amount is reduced to estimated fair value through a charge to income. Fair value is calculated by discounting the future cash flows based on estimates of future oil and gas production, commodity prices based on published forward commodity price curves as of the date of the estimate, adjusted for geographical location and quality differentials, estimates of future operating and development costs, and a risk-adjusted discount rate. The discount rate is based on rates utilized by market participants that are commensurate with the risks inherent in the development and production of the underlying natural gas and crude oil.

We also evaluate our unproved property costs at least annually or upon a triggering event to determine if the market value is less than the carrying value. The majority of our unproved costs relate to leasehold costs. We evaluate these costs as to their recoverability, based on changes brought about by economic factors and potential shifts in our business strategy.  Unproved properties that are not individually significant are assessed and amortized in the aggregate based on several factors, including our average holding period, prior experience, expected lease utilization and/or forfeiture rates, and drilling success. Individually significant unproved property costs are assessed for impairment on a property-by-property basis considering a combination of time, geologic and engineering factors.  Impairments of unproved properties, including amortization of individually insignificant unproved property costs, are charged to exploration expense within our income statement in the period incurred. For the successor periods for the quarter ended September 30, 2012 and the period from March 23, 2012 to September 30, 2012, we recorded $14 million of amortization of unproved property costs.

2. Acquisitions and Divestitures

Acquisitions. On May 24, 2012, Apollo and other investors acquired EP Energy Global LLC for approximately $7.2 billion. We also incurred approximately $330 million in transaction, advisory, and other fees, of which $142 million was capitalized as debt issue costs and $15 million as prepaid costs in other assets on our balance sheet.  The remaining $173 million is reflected in general and administrative expense in our income statement. The acquisition was funded with approximately $3.3 billion in equity contributions and the issuance of approximately $4.25 billion of debt. In conjunction with the sale, a portion of the proceeds were also used to repay approximately $960 million outstanding under predecessor’s revolving credit facility at that time. See Note 7 for additional discussion of debt. The purchase transaction was accounted for under the acquisition method of accounting which requires, among other items, that assets and liabilities acquired assumed be recognized on the balance sheet at their fair values as of the acquisition date. Our consolidated balance sheet presented as of September 30, 2012, reflects our estimated purchase price allocation based on available information. The following is the estimated allocation of the adjusted purchase price to specific assets and liabilities assumed based on estimates of fair values and costs. There was no goodwill associated with the transaction.

Allocation of purchase price	May 24, 2012
(In millions)
Current assets	$586
Non-current assets	447
Property, plant and equipment	6,884

Current liabilities	(420)
Non-current liabilities	(284)
Total purchase price	$7,213

The unaudited pro forma information below for the quarter and nine month periods ended September 30, 2012 and September 30, 2011 has been derived from the historical consolidated financial statements and has been prepared as though the acquisition occurred as of the beginning of January 1, 2011. The unaudited pro forma information does not purport to represent what our results of operations would have been if such transactions had occurred on such date.

	Quarter ended September 30, 2012	Quarter ended September 30, 2011	Nine months ended September 30, 2012	Nine months ended September 30, 2011
	(In millions)
Operating Revenues	$229	$653	$1,407	$1,438
Net (Loss) Income	(175)	171	60	337

Divestitures. Our 2012 divestitures primarily related to the sale of our Egypt interests for approximately $22 million and the sale of oil and natural gas properties located in the Gulf of Mexico for a gross purchase price of approximately $103 million. Proceeds from the Gulf of Mexico sale net of purchase price adjustments were approximately $79 million. These sales represent an exit from our Egyptian exploration activities and our Gulf of Mexico operations. We also sold other domestic oil and natural gas properties for approximately $14 million. We did not record a gain or loss on any of these sales as the purchase price allocated to the assets sold was reflective of the estimated sales price of these properties. During the nine months ended September 30, 2011, we sold non-core oil and natural gas properties located in our Central and Southern divisions in several transactions from which we received proceeds that totaled approximately $570 million. We did not record a gain or loss on any of these sales.

3. Impairments/Ceiling Test Charges

Under the full cost method of accounting, the predecessor conducted quarterly impairment tests (ceiling test) of capitalized costs in each of the full cost pools. During the first quarter of 2012, we recorded a non-cash ceiling test charge of approximately $62 million as a result of the decision to exit exploration and development activities in Egypt. The charge related to unevaluated costs in that country and included approximately $2 million related to equipment. During the quarter and nine months ended September 30, 2011 we recorded ceiling test charges of approximately $152 million related to our Brazil oil and natural gas operations. For the predecessor quarterly and year to date periods ended September 30, 2011, we also recorded an impairment of certain oil field related equipment and supplies of $6 million.

For the successor period from inception through September 30, 2012, we have not recorded any impairments under the successful efforts method of accounting for our oil and natural gas properties. Forward commodity prices can play a significant role in determining impairments. Due to the current forecast of future natural gas prices and considering the significant amount of fair value allocated to our natural gas properties with the purchase of the company, we could be required to record an impairment of the carrying value of our proved properties should future prices decline from current levels. For the period from inception to September 30, 2012, we recorded an impairment of inventory (materials and supplies) of $1 million.

4. Income Taxes

Prior to its acquisition, the predecessor was party to a tax accrual policy with El Paso whereby El Paso filed U.S. and certain state returns on the predecessor’s behalf. Under its policy, the predecessor recorded federal and state income taxes on a separate return basis and reflected current and deferred income taxes in the financial statements through the acquisition date. In conjunction with the acquisition, all domestic federal and state current and deferred income taxes were settled with El Paso through a non-cash contribution. As of May 25, 2012, we continue to be subject to foreign income taxes, and as of September 30, 2012 and December 31, 2011, we had net deferred foreign income tax asset balances of $6 million and $7 million, respectively.

Income Tax Expense (Benefit).  The components of income tax expense (benefit) were as follows:

	Successor	Predecessor
	March 23 (Inception) to September 30, 2012	January 1 to May 24, 2012	Nine Months Ended September 30, 2011
		(In millions)
Components of Income Tax Expense
Current
Federal	$—	$(61)	$(103)
State	—	(3)	—
Foreign	1	1	(8)
	1	(63)	(111)
Deferred
Federal	—	188	279
State	—	11	11
	—	199	290
Total income tax expense	$1	$136	$179

Effective Tax Rate.  Interim period income taxes for the predecessor were computed by applying an anticipated annual effective tax rate to year-to-date income or loss, except for significant unusual or infrequently occurring items, which were recorded in the period in which they occurred. Changes in tax laws or rates were recorded in the period of enactment. The effective tax rate was affected by items such as income attributable to dividend exclusions on earnings from unconsolidated affiliates where receipt of dividends was anticipated, the effect of state income taxes (net of federal income tax effects), and the effect of foreign income which was taxed at different rates.

Effective tax rates for the predecessor periods from January 1, 2012 to May 24, 2012 and nine months ended September 30, 2011, were 43 percent and 46 percent, respectively. For the predecessor periods from January 1, 2012 to May 24, 2012, the effective tax rate was significantly higher than the statutory rate primarily due to the impact of an Egyptian ceiling test charge without a corresponding tax benefit. For the nine months ended September 30, 2011, the effective tax rate was higher than the statutory rate primarily due to the impact of the Brazilian ceiling test charge without a corresponding U.S. or Brazilian tax benefit (deferred tax benefits related to the Brazilian ceiling test charge were offset by an equal valuation allowance) offset by dividend exclusions on earnings from unconsolidated affiliates where we anticipate receiving dividends and the favorable resolution of certain tax matters related to the first half of 2011.

5.  Property, Plant, and Equipment

Unproved oil and natural gas properties.  As of September 30, 2012, we have approximately $2.8 billion of property, plant, and equipment associated with unproved oil and natural gas properties primarily a result of the purchase price allocation in conjunction with the acquisition of the predecessor. Suspended well costs were not material as of September 30, 2012.

Asset Retirement Obligations.  We have legal asset retirement obligations associated with the retirement, replacement, or removal of our oil and natural gas wells and related infrastructure. We incur these obligations when production on those wells is exhausted, when we no longer plan to use them or when we abandon them. We accrue these obligations when we can estimate the timing and amount of their settlement. In estimating our liability, we utilize several assumptions, including a credit-adjusted risk-free rate of 7 percent and a projected inflation rate of 2.5 percent. Changes in our estimated obligations in the table below represent changes to the expected amount and timing of payments to settle our asset retirement obligations. Typically, these changes primarily result from obtaining new information about the timing of our obligations to plug our oil and natural gas wells and the costs to do so. The net asset retirement liability is reported on our balance sheet in other current and non-current liabilities.  Changes in the net liability from December 31, 2011 through September 30, 2012 (reflecting both predecessor and successor periods) were as follows:

2012
(In millions)
Net asset retirement liability at January 1	$153
Liabilities settled	(9)
Property sales(1)	(64)
Accretion expense(2)	10
Liabilities incurred	7
Changes in estimate (predecessor)	42
Fair value adjustment related to acquisition	34
Net asset retirement liability at September 30	$173

(1)         Asset retirement liability for the Gulf of Mexico oil and natural gas properties sold in July 2012.

(2)         Includes approximately $5 million of accretion expense related to the predecessor period from January 1, 2012 to May 24, 2012.

Capitalized Interest.  Interest expense is reflected in our financial statements net of capitalized interest. Capitalized interest for the successor periods for the three month period ended September 30, 2012 and for the period from March 23, 2012 (inception) to September 30, 2012 was $5 million and $7 million. Capitalized interest for the predecessor periods for the period from January 1, 2012 to May 24, 2012, the three and nine month periods ended September 30, 2011 was $4 million, $4 million and $10 million.

6. Financial Instruments

The following table presents the carrying value and fair value of our financial instruments:

	Successor September 30, 2012		Predecessor December 31, 2011
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(In millions)
Long-term debt	$4,221	$4,471	$851	$765

Derivatives	$177	$177	$201	$201

As of September 30, 2012 and December 31, 2011, the carrying amounts of cash and cash equivalents, accounts receivable and accounts payable represent fair value because of the short-term nature of these instruments. As of September 30, 2012, we hold long term debt obligations (see Note 7) with various terms. We estimated the fair value of debt (representing a Level 2 fair value measurement) primarily based on quoted market prices for the same or similar issuances, including consideration of our credit risk related to those instruments.

Oil and natural gas derivatives.  We attempt to mitigate a portion of our commodity price risk and stabilize cash flows associated with forecasted sales of oil and natural gas production through the use of oil and natural gas swaps, basis swaps and option contracts. As of September 30, 2012 and December 31, 2011, we have oil and natural gas derivatives on 36,815 MBbl and 14,530 MBbl of oil and 301 TBtu and 105 TBtu of natural gas, respectively. None of these contracts are designated as accounting hedges. In October of 2012, we added 19 TBtu of natural gas fixed price swaps.

Interest Rate Derivatives. During July 2012, we entered into interest rate swaps with a notional amount of $600 million that are intended to reduce variable interest rate risk related to our reserves based lending credit facility (RBL). These interest rate derivatives start in November 2012 and extend through April 2017. None of these contracts are designated as accounting hedges.  As of September 30, 2012, we have $3 million of interest rate derivatives in long-term liabilities as derivatives in our balance sheet. For the quarter ended September 30, 2012 and the period of March 23 to September 30, 2012 we recorded an increase of $3 million in interest expense related to our interest rate derivatives.

Fair Value Measurements.  We use various methods to determine the fair values of our financial instruments. The fair value of a financial instrument depends on a number of factors, including the availability of observable market data over the contractual term of the underlying instrument. We separate the fair values of our financial instruments into three levels (Levels 1, 2 and 3) based on our assessment of the availability of observable market data and the significance of non-observable data used to determine fair value. Each of the levels are described below:

•                  Level 1 instruments’ fair values are based on quoted prices in actively traded markets.

•                  Level 2 instruments’ fair values are based on pricing data representative of quoted prices for similar assets and liabilities in active markets (or identical assets and liabilities in less active markets).

•                  Level 3 instruments’ fair values are partially calculated using pricing data that is similar to Level 2 instruments, but also reflect adjustments for being in less liquid markets or having longer contractual terms.

As of September 30, 2012, all of our financial instruments were classified as Level 2. Our assessment of an instrument within a level can change over time based on the maturity or liquidity of the instrument, which could result in a change in the classification of our financial instruments between other levels.  Other than our interest rate derivatives entered into in July 2012, during the nine months ended September 30, 2012, there have been no changes to the inputs and valuation techniques used to measure fair value, the types of instruments, or the levels in which our financial instruments are classified.

Financial Statement Presentation.  The following table presents the fair value associated with derivative financial instruments as of September 30, 2012 and December 31, 2011. Derivative assets and liabilities are netted with counterparties where we have a legal right of offset and we classify our derivatives as either current or non-current assets or liabilities based on their anticipated settlement date.  On certain derivative contracts recorded as assets in the table below we are exposed to the risk that our counterparties may not perform or post the required collateral.

	Level 2
	Successor	Predecessor
	September 30, 2012	December 31, 2011
	(In millions)
Assets
Oil and natural gas derivatives	$302	$304
Impact of master netting arrangements	(84)	(23)
Total net assets	218	281

Liabilities
Oil and natural gas derivatives	(122)	(103)
Interest rate derivatives	(3)	—
Impact of master netting arrangements	84	23
Total net liabilities	(41)	(80)
Total	$177	$201

The following table presents realized and unrealized net gains on financial derivatives presented in operating revenues in our income statement and previously dedesignated cash flow hedges included in accumulated other comprehensive income (in millions):

	Quarterly Periods		Year-to-Date Periods
	Successor	Predecessor	Successor	Predecessor
	Quarter Ended September 30, 2012	Quarter Ended September 30, 2011	March 23 (inception) to September 30, 2012	January 1 to May 24, 2012	Nine Months Ended September 30, 2011

Realized and unrealized (losses) gains	$(181)	$251	$(124)	$365	$275
Accumulated other comprehensive income	$—	$2	$—	$5	$8

7. Long Term Debt

In conjunction with the acquisition of the predecessor, we issued or obtained approximately $4.25 billion of debt and repaid amounts outstanding under the predecessor’s existing revolving credit facility. During August 2012, we (i) issued an additional $350 million of senior unsecured notes which were primarily used to paydown amounts outstanding under our RBL credit facility and (ii) re-priced our $750 million term loan at an effective interest rate of 5.0% from 6.5%.  In conjunction with this repricing, we recorded a $14 million loss on debt extinguishment in our income statement reflecting the pro-rata portion of deferred financing costs written off, debt discount and call premiums paid related to lenders who exited or reduced their loan commitments in conjunction with the term loan repricing.

Listed below are additional details related to each of our debt obligations as of the periods presented:

		Successor	Predecessor
	Interest Rate	September 30, 2012	December 31,2011
		(In millions)
$1 billion revolving credit facility - due June 2, 2016 (1)	Variable	$—	$850
Senior notes - due June 1, 2013	7.75%	—	1
$2 billion RBL credit facility - due May 24, 2017	Variable	380	—
$750 million term loan - due April 24, 2018 (2), (3)	Variable	741	—
$750 million senior secured note - due May 1, 2019 (3)	6.875%	750	—
$2.0 billion senior unsecured note - due May 1, 2020	9.375%	2,000	—
$350 million senior unsecured note - due September 1, 2022	7.75%	350	—
Total		$4,221	$851

(1)                   Prior to the acquisition, the predecessor maintained a $1 billion revolving credit facility.  The amounts outstanding under this facility were repaid in conjunction with the acquisition as an equity contribution from El Paso.

(2)                   The Term Loan carries a specified margin over the LIBOR of 4.00%, with a minimum LIBOR floor of 1.00%.

(3)                   The term loans and secured notes are secured by a second priority lien on all of the collateral securing the RBL credit facility, and effectively rank junior to any existing and future first lien secured indebtedness of the Company.

$2.0 Billion Reserve-based Loan (RBL). We have a $2.0 billion credit facility in place which allows us to borrow funds or issue letters of credit (LCs). As of September 30, 2012, the aggregate amount of borrowings outstanding under the credit facility was $380 million. Our credit facility is collateralized by certain of our oil and natural gas properties. Additionally, the initial borrowing base for this facility was established at $2.0 billion and is subject to redetermination semi-annually beginning in April 2013. Our borrowing base is also impacted if certain other additional debt is incurred.  As of September 30, 2012, the RBL borrowing base was reduced to approximately $1.9 billion based on the issuance of a $350 million in new senior unsecured notes previously described. In addition, we enter into letters of credit in the ordinary course of our operating activities and had $8 million of letters of credit outstanding as of September 30, 2012.

Listed below is a further description of our credit facility including remaining capacity under the facility as of September 30, 2012:

Credit Facility	Maturity Date	Interest Rate	Commitment fees	Remaining Capacity as of September 30, 2012 (1)
$2.0 billion RBL	May 24, 2017	LIBOR + 1.75%(1) 1.75% for LCs	0.375% commitment fee on unused capacity	$1.5 billion

(1)         Based on our September 30, 2012 borrowing level. Amounts outstanding under the $2.0 billion RBL facility bear interest at specified margins over the LIBOR of between 1.50% and 2.50% for Eurodollar loans or at specified margins over the Alternative Base Rate (ABR) of between 0.50% and 1.50% for ABR loans. Such margins will fluctuate based on the utilization of the facility.

In October 2012, we borrowed an additional $400 million with a 6.5-year maturity under our existing senior secured term loan agreement. The incremental term loan was issued at 99.75% of par value and will bear an interest rate of LIBOR plus 3.50% with a LIBOR floor of 1.00%. In conjunction with this borrowing, our RBL borrowing base was further reduced by approximately $120 million.

Guarantees.  Our obligations under the RBL, term loan, secured and unsecured notes are fully and unconditionally guaranteed, jointly and severally, by the Company’s present and future direct and indirect wholly owned material domestic subsidiaries. Our foreign wholly-owned subsidiaries are not parties to the guarantees. As of September 30, 2012, foreign subsidiaries that will not guarantee the notes held approximately 2% of our consolidated assets and had no outstanding indebtedness, excluding intercompany obligations. For the quarter ended September 30, 2012 and the period from March 23, 2012 (inception) to September 30, 2012 these non-guarantor subsidiaries generated approximately 12% and 10% of our revenue including the impacts of financial derivatives.

Restrictive Provisions/Covenants.  The availability of borrowings under our credit agreements and our ability to incur additional indebtedness is subject to various financial and non-financial covenants and restrictions. Our most restrictive financial covenant requires that EP Energy LLC’s debt to EBITDAX, as defined in the credit agreement, must not exceed 5.0 to 1.0 during the current period.  Certain other covenants and restrictions, among other things, also limit our ability to incur or guarantee additional indebtedness; make any restricted payments or pay any dividends on equity interests or redeem, repurchase or retire parent entities’ equity interests or subordinated indebtedness; sell assets; make investments; create certain liens; prepay debt obligations; engage in transactions with affiliates; and enter into certain hedge agreements. As of September 30, 2012, we were in compliance with our debt covenants.

8. Commitments and Contingencies

Legal Proceedings and Other Contingencies

We and our subsidiaries and affiliates are named defendants in numerous legal proceedings that arise in the ordinary course of our business. There are also other regulatory rules and orders in various stages of adoption, review and/or implementation. For each of these matters, we evaluate the merits of the case or claim, our exposure to the matter, possible legal or settlement strategies and the likelihood of an unfavorable outcome. If we determine that an unfavorable outcome is probable and can be estimated, we establish the necessary accruals. While the outcome of these matters cannot be predicted with certainty and there are still uncertainties related to the costs we may incur, based upon our evaluation and experience to date, we believe we have established appropriate reserves. It is possible, however, that new information or future developments could require us to reassess our potential exposure related to these matters and adjust our accruals accordingly, and these adjustments could be material. As of September 30, 2012, we had approximately $20 million accrued for all outstanding legal proceedings and other contingent matters, including $19 million of sales tax reserves.

Sales Tax Audits. As a result of sales and use tax audits during 2010, the state of Texas has asserted additional taxes plus penalties and interest for the audit period 2001-2008 for two of our operating entities.  We are indemnified by KMI if and to the extent the ultimate outcomes exceed the reserves.  During the period ending September 30, 2012 we settled one of our Texas sales and use tax audits for $3 million, including fees. We are currently contesting the remaining assessment and the ultimate outcome is still uncertain. We believe amounts reserved are adequate.

Environmental Matters

We are subject to existing federal, state and local laws and regulations governing environmental air, land and water quality. The environmental laws and regulations to which we are subject also require us to remove or remedy the effect on the environment of the disposal or release of specified substances at current and former operating sites. As of September 30, 2012, we had accrued less than $1 million for related environmental remediation costs associated with onsite, offsite and groundwater technical studies and for related environmental legal costs. Our accrual represents a combination of two estimation methodologies. First, where the most likely outcome can be reasonably estimated, that cost has been accrued. Second, where the most likely outcome cannot be estimated, a range of costs is established and if no one amount in that range is more likely than any other, the lower end of the expected range has been accrued. Our exposure could be as high as $1 million. Our environmental remediation projects are in various stages of completion. The liabilities we have recorded reflect our current estimates of amounts that we will expend to remediate these sites. However, depending on the stage of completion or assessment, the ultimate extent of contamination or remediation required may not be known. As additional assessments occur or remediation efforts continue, we may incur additional liabilities.

Climate Change and other Emissions.  The Environmental Protection Agency (EPA) and several state environmental agencies have adopted regulations to regulate greenhouse gas (GHG) emissions. Although the EPA has adopted a “tailoring” rule to regulate GHG emissions, at this time we do not expect a material impact to our existing operations. There have also been various legislative and regulatory proposals and final rules at the federal and state levels to address emissions from power plants and industrial boilers. Although such rules and proposals will generally favor the use of natural gas over other fossil fuels such as coal, it remains uncertain what regulations will ultimately be adopted and when they will be adopted. In addition, any regulations regulating GHG emissions would likely increase our costs of compliance by potentially delaying the receipt of permits and other regulatory approvals; requiring us to monitor emissions, install additional equipment or modify facilities to reduce GHG and other emissions; purchase emission credits; and utilize electric-driven compression at facilities to obtain regulatory permits and approvals in a timely manner.

Air Quality Regulations. In August 2010, the EPA finalized a rule that mandates emission reductions of hazardous air pollutants from reciprocating internal combustion engines that requires us to install emission controls on engines across our operations. Engines subject to the regulations must comply by October 2013. We currently estimate to incur capital expenditures in 2013 to complete the required modifications and testing of less than $1 million.

In August 2012, EPA finalized New Source Performance Standard regulations to reduce various air pollutants from the oil and natural gas industry. These regulations will limit emissions from the hydraulic fracturing of certain natural gas wells and equipment including compressors, storage vessels and natural gas processing plants. We do not anticipate a material impact associated with compliance to these new requirements.

In the State of Utah we are currently obtaining or amending air quality permits for a number of small oil and natural gas production facilities. As part of this permitting process we anticipate the installation of tank emission controls that will require approximately $3 million capital expenditures starting in 2013 and extending through 2014.

Hydraulic Fracturing Regulations. We use hydraulic fracturing extensively in our operations. Various regulations have been adopted and proposed at the federal, state and local levels to regulate hydraulic fracturing operations. These regulations range from banning or substantially limiting hydraulic fracturing operations, requiring disclosure of the hydraulic fracturing fluids and requiring additional permits for the use, recycling and disposal of water used in such operations. In addition, various agencies, including the EPA, the Department of Interior and Department of Energy are reviewing changes in their regulations to address the environmental impacts of hydraulic fracturing operations. Until such regulations are implemented, it is uncertain what impact they might have on our operations.

Comprehensive Environmental Response, Compensation and Liability Act (CERCLA) Matters. As part of our environmental remediation projects, we have received notice that we could be designated, or have been asked for information to determine whether we could be designated as a Potentially Responsible Party (PRP) with respect to the Casmalia Remediation site located in California under the CERCLA or state equivalents. As of September 30, 2012, we have estimated our share of the remediation costs at this site to be less than $1 million. Because the clean-up costs are estimates and are subject to revision as more information becomes available about the extent of remediation required, and in some cases we have asserted a defense to any liability, our estimates could change. Moreover, liability under the federal CERCLA statute may be joint and several, meaning that we could be required to pay in excess of our pro rata share of remediation costs. Our understanding of the financial strength of other PRPs has been considered, where appropriate, in estimating our liabilities. Accruals for these matters are included in the environmental reserve discussed above.

It is possible that new information or future developments could require us to reassess our potential exposure related to environmental matters. We may incur significant costs and liabilities in order to comply with existing environmental laws and regulations. It is also possible that other developments, such as increasingly strict environmental laws, regulations, and orders of regulatory agencies, as well as claims for damages to property and the environment or injuries to employees and other persons resulting from our current or past operations, could result in substantial costs and liabilities in the future. As this information becomes available, or other relevant developments occur, we will adjust our accrual amounts accordingly. While there are still uncertainties related to the ultimate costs we may incur, based upon our evaluation and experience to date, we believe our reserves are adequate.

9. Investments in Unconsolidated Affiliates

We hold investments in two unconsolidated affiliates, Four Star Oil & Gas Company (Four Star) and Black Warrior Transmission Corporation, which we account for using the equity method of accounting. Our income statement reflects (i) our share of net earnings directly attributable to these unconsolidated affiliates, and (ii) other adjustments, such as the amortization of the excess of the carrying value of our investment relative to the underlying equity in the net assets of the entity.

As of September 30, 2012 and December 31, 2011, our investment in unconsolidated affiliates was $236 million and $346 million ($281 million net of deferred income taxes). Included in these amounts was approximately $128 million and $272 million ($207 million net of deferred income taxes) related to the excess of the carrying value of our investment in Four Star relative to the underlying equity in its net assets. In conjunction with the acquisition and purchase price allocation, we adjusted our basis in Four Star to approximately $235 million. We amortize the excess of our investment in Four Star over the underlying equity in the net assets using the unit-of-production method over the life of our estimate of Four Star’s oil and natural gas reserves which are predominantly natural gas reserves. Due to the current outlook for natural gas prices, the fair value of our investment in Four Star could decline which may require us to record an impairment of the carrying value of our investment in the future if that loss is determined to be other than temporary.

We received dividends from Four Star for the quarter ended September 30, 2012 and for the period from March 23, 2012 (inception) to September 30, 2012 of approximately $2 million. For the predecessor periods from January 1, 2012 to May 24, 2012 and the quarter and nine months ended September 30, 2011 we received dividends of $8 million, $12 million and $38 million.

Below is summarized financial information of the operating results of our unconsolidated affiliates.

	Successor	Predecessor	Successor	Predecessor
	Quarter Ended September 30, 2012	Quarter Ended September 30, 2011	March 23 (inception) to September 30, 2012	January 1 to May 24, 2012	Nine Months Ended September 30, 2011
		(In millions)
Operating results:
Operating revenues	$45	$65	$54	$75	$195
Operating expenses	37	45	49	58	127
Net income(1)	5	13	3	11	45

(1)               Our proportionate share of the underlying net income of our investments does not reflect amortization of our investment in Four Star for the quarter ended September 30, 2012 and the successor period from March 23, 2012 to September 30, 2012 of $3 million and $4 million. Amortization for the predecessor period from January 1, 2012 to May 24, 2012 and quarter and nine months ended September 30, 2011 was $12 million, $8 million and $26 million.

10. Long-Term Incentive Compensation / Post-Employment Benefits

Equity Awards Outstanding Prior to Acquisition.  Prior to the closing of the merger between KMI and El Paso, certain of our employees held vested and unvested stock options, restricted shares and performance shares granted under El Paso’s equity plan. Pursuant to the terms of the merger agreement between El Paso and KMI, each outstanding El Paso stock option, restricted share and performance share automatically vested upon completion of the merger. In the case of outstanding performance shares, performance was deemed to be attained at target. On the merger date, each outstanding stock option, restricted share and performance share was converted into the right to receive either cash or a mixture of cash and shares of Class P common stock of KMI for all shares subject to such awards (in the case of stock options, less the aggregate exercise price), pursuant to the terms of the El Paso/KMI merger agreement. Each holder also received warrants as part of the merger consideration in respect of such equity awards. Through the merger date, the predecessor recorded as general and administrative expense in the income statements, amounts billed directly by El Paso for compensation expense related to these stock-based compensation awards granted directly to our employees, as well as our proportionate share of El Paso’s corporate compensation expense. However, compensation cost associated with the acceleration of vesting as a result of the merger between El Paso and KMI was assumed by El Paso and KMI and are not reflected in these financial statements.

EP Energy LLC Long Term Incentive Compensation Programs. Upon the closing of the acquisition, we adopted new long term incentive (LTI) programs, including an annual performance-based cash incentive payment program and certain long-term equity based programs:

•                  Cash-Based Long Term Incentive.  In addition to annual bonus payments, we provide a long term cash-based incentive program to certain of our employees linking annual performance-based cash incentive payments to the financial performance of the company as approved by the Compensation Committee of our Board of Managers and individual performance for the year. Cash-based LTI awards are expected to be granted annually with a three-year vesting schedule (50% vesting in the first year, and 25% vesting in each of the succeeding two years). We recognize compensation cost in our financial statements as general and administrative expense on these awards over the requisite service period for each separately vesting tranche of the award, net of estimates for forfeitures. For accounting purposes, these performance based cash incentive awards have been treated as liability awards with a fair value on the grant date of approximately $23 million. For the quarter ended September 30, 2012 and for the period from March 23, 2012 to September 30, 2012, we recorded approximately $4 million and $5 million in expense related to these awards.

•                  Long Term Equity Incentive Awards.  We provide certain individuals with two forms of long term equity incentive awards as follows:

•                  Class A “Matching” Grants.  In conjunction with the acquisition by our Sponsors whereby the Sponsors contributed approximately $3.3 billion and received Class A units, certain of our employees purchased a total of approximately 24,000 Class A units (at a purchase price of $1,000 per Class A unit) shortly following the closing of the sale. In connection with their purchase of these units, our parent awarded (i)  “matching” Class A unit grants in an amount equal to 50% of the Class A units purchased (approximately 12,000 units) and (ii) a “guaranteed cash bonus” to be paid in early 2013 equivalent to the amount of the “matching” Class A unit grant.  Matching units are subject to forfeiture in the event of certain termination scenarios. For accounting purposes, we treated the “guaranteed bonus” amounts as liability awards to be settled in cash and the “matching” Class A unit grants as compensatory equity awards. Both of these awards had a fair value of approximately $12 million each on the grant date based on 50 percent of the amount purchased by the participating employees. For the “guaranteed cash bonus”, we will recognize the fair value as compensation cost in general and administrative expense over the period from the date of grant (May 24, 2012) through the anticipated cash payout date in early 2013. For the “matching” Class A unit grant, we will recognize the fair value as compensation cost in general and administrative expense ratably over the four year period from the date of grant through the period over which the requisite service is provided and the time period at which certain transferability restrictions are removed. For the quarter ended September 30, 2012, and for the period from March 23, 2012 to September 30, 2012, we recognized approximately $4 million and $6 million related to both of these awards.

•                  Management Incentive Units.  In addition to the Class A “matching” awards described above, our parent issued approximately 808,000 Management Incentive Units (“MIPs”) to certain of our employees. These MIPs are intended to constitute profits interests. The MIPs are scheduled to vest ratably over 5 years subject to certain forfeiture provisions based on continued employment with the company and become payable based on the achievement of certain predetermined performance measures, including, without limitation, the occurrence of certain specified capital transactions. The MIPs were issued at no cost and have value only to the extent the value of the company increases. For accounting purposes, these profits interests were treated as compensatory equity awards. We determined a grant date fair value of approximately $70 million using an option pricing model. We recognize compensation cost in our financial statements as general and administrative expense on these awards. Compensation cost, net of forfeitures, will be recognized on an accelerated basis for each tranche of the award, over the five year requisite service period considering certain termination provisions limiting recipients to the receipt of 75 percent of the vested portion of such awards prior to a specified threshold capital transaction. For the quarter ended September 30, 2012 and for the period from March 23, 2012 to September 30, 2012, we recognized approximately less than $1 million and $8 million related to these awards.

Post Employment Benefits.  We sponsor a tax-qualified defined contribution retirement plan for a broad-based group of employees.  We make matching contributions (dollar for dollar up to 6% of eligible compensation) and non-elective employer contributions (5% of eligible compensation) to the defined contribution plan, and individual employees are eligible to contribute to the defined contribution plan.  We do not sponsor a defined benefit pension plan or a postretirement welfare benefit plan.

11. Related Party Transactions

Transaction Fee Agreement. In connection with the acquisition of EP Energy Global LLC, we were subject to a transaction fee agreement with certain of our Sponsors (the “Service Providers”) for the provision of certain structuring, financial, investment banking and other similar advisory services. Included in the transaction and other costs paid at the time of the acquisition as further described in Note 2, we paid one-time transaction fees of $71.5 million (recorded as general and administrative expense in our income statement) to the Service Providers in the aggregate in exchange for services rendered in connection with structuring, arranging the financing and performing other services. In the event of any future transactions (including any merger, consolidation, recapitalization or sale of assets or equity interests resulting in a change of control of the equity and voting securities, or sale of all or substantially all of the assets or which is in connection with one or more public offerings, each as further defined in the Transaction Fee Agreement), we would pay an additional transaction fee equal to the lesser of (i) 1% of the aggregate enterprise value paid or provided and (ii) $100 million.

Management Fee Agreement. We entered into a management fee agreement with certain of our Sponsors for the provision of certain management consulting and advisory services. Under the agreement, we pay a non-refundable annual management fee of $25 million. In 2012, we prepaid approximately $15 million for these services through the end of 2012. For the quarter ended September 30, 2012 and for the period from March 23, 2012 to September 30, 2012, we recognized approximately $7 million and $9 million in general and administrative expense related to management fees.

Related Party Transactions Prior to the Acquisition. In conjunction with the acquisition, El Paso made total contributions of approximately $1.5 billion to the predecessor including a non-cash contribution of approximately $0.5 billion to satisfy its current and deferred income tax balances at that time and a cash contribution to facilitate repayment of approximately $960 million of outstanding debt of the predecessor under its revolving credit facility. Additionally, prior to the completion of the acquisition, the predecessor entered into transactions during the ordinary course of conducting its business with affiliates of El Paso, primarily related to the sale, transportation and hedging of its oil, natural gas and NGL production.

Other than continuing transition services agreements with KMI, the agreements noted below ceased on the date of acquisition and included the following services:

•            General. El Paso billed the predecessor directly for certain general and administrative costs and allocated a portion of its general and administrative costs. The allocation was based on the estimated level of resources devoted to its operations and the relative size of its earnings before interest and taxes, gross property and payroll. These expenses were primarily related to management, legal, financial, tax, consultative, administrative and other services, including employee benefits, pension benefits, annual incentive bonuses, rent, insurance, and information technology. El Paso also billed the predecessor directly for compensation expense related to certain stock-based compensation awards granted directly to the predecessor’s employees, and allocated to the predecessor a proportionate share of El Paso’s corporate compensation expense.

•                  Pension and Retirement Benefits.  El Paso maintained a primary pension plan, the El Paso Corporation Pension Plan, a defined benefit plan covering substantially all of our employees prior to the acquisition and providing benefits under a cash balance formula. El Paso also maintained a defined contribution plan covering all of our employees prior to the acquisition. El Paso matched 75 percent of participant basic contributions up to 6 percent of eligible compensation and made additional discretionary matching contributions. El Paso was responsible for benefits accrued under these plans and allocated related costs.

•                  Other Post-Retirement Benefits.  El Paso provided limited post-retirement life insurance benefits for current and retired employees prior to the acquisition. El Paso was responsible for benefits accrued under its plan and allocated the related costs to its affiliates.

•            Marketing. Prior to the completion of the acquisition, the predecessor sold natural gas primarily to El Paso Marketing at spot market prices. Substantially all of the affiliated accounts receivable at December 31, 2011 related to sales of natural gas to El Paso Marketing. The predecessor was also a party to a hedging contract with El Paso Marketing. Realized gains and losses on these hedges were included in operating revenues.

•             Transportation and Related Services. Prior to the completion of the acquisition, the predecessor also contracted for services with El Paso’s regulated interstate pipelines that provided transportation and related services for natural gas production. At December 31, 2011, contractual deposits were $8 million associated with El Paso’s regulated interstate pipelines.

The following table shows revenues and charges to/from affiliates for the following predecessor periods:

	Quarter Ended September 30, 2011	January 1, 2012 to May 24, 2012	Nine Months Ended September 30, 2011
		(In millions)
Operating revenues	$172	$143	$494
Operating expenses	29	44	87
Reimbursements of operating expenses	1	—	2

•             Income Taxes.  Prior to the acquisition, El Paso filed consolidated U.S. federal and certain state tax returns which included the predecessor’s taxable income. See Note 4 for additional information on income tax related matters.

•             Cash Management Program. Prior to the acquisition, our predecessor participated in El Paso’s cash management program which matched short-term cash surpluses and needs of its participating affiliates, thus minimizing total borrowings from outside sources.

12. Condensed Consolidating Financial Statements

As discussed in Note 7, our secured and unsecured notes are fully and unconditionally guaranteed, jointly and severally, by the Company’s present and future direct and indirect wholly owned material domestic subsidiaries. Our foreign wholly-owned subsidiaries are not parties to the guarantees (the ‘‘Non-Guarantor Subsidiaries’’). The following reflects condensed consolidating financial information of the issuer, guarantor subsidiaries, non-guarantor subsidiaries, eliminating entries (to combine the entities) and consolidated results as of and for the same periods in our condensed consolidated financial statements presented herein.

EP ENERGY LLC

CONDENSED CONSOLIDATING STATEMENT OF INCOME

FOR QUARTER ENDED SEPTEMBER 30, 2012

(In millions)

	Successor
	Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Operating Revenues
Oil and condensate	$—	$220	$10	$—	$230
Natural gas	—	145	17	—	162
NGL	—	18	—	—	18
Financial derivatives	(115)	(66)	—	—	(181)
Total operating revenues	(115)	317	27	—	229
Operating Expenses
Transportation costs	—	29	—	—	29
Lease operating expense	—	46	9	—	55
General and administrative	8	70	7	—	85
Depreciation, depletion and amortization	—	105	2	—	107
Exploration expense	—	20	1	—	21
Taxes, other than income taxes	—	23	4	—	27
Total operating expenses	8	293	23	—	324

Operating (loss) income	(123)	24	4	—	(95)
Loss from unconsolidated affiliates	—	(2)	—	—	(2)
Loss on extinguishment of debt	(14)	—	—	—	(14)
Interest expense	(82)	(2)	—	—	(84)
(Loss) income before income taxes	(219)	20	4	—	(195)
Income tax expense	—	—	1	—	1
(Loss) income before earnings from consolidated subsidiaries	(219)	20	3	—	(196)
Earnings (loss) from consolidated subsidiaries	23	3	—	(26)	—
Net (loss) income	$(196)	$23	$3	$(26)	$(196)

EP ENERGY LLC

CONDENSED CONSOLIDATING STATEMENT OF INCOME

FOR QUARTER ENDED SEPTEMBER 30, 2011

(In millions)

	Predecessor
	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Operating Revenues
Oil and condensate	$129	$2	$—	$131
Natural gas	235	21	—	256
NGL	15	—	—	15
Financial derivatives	251	—	—	251
Total operating revenues	630	23	—	653
Operating Expenses
Transportation costs	20	—	—	20
Lease operating expense	51	10	—	61
General and administrative	42	4	—	46
Depreciation, depletion and amortization	148	9	—	157
Impairments/Ceiling test change	30	128	—	158
Taxes, other than income taxes	17	4	—	21
Total operating expenses	308	155	—	463

Operating income	322	(132)	—	190
Loss from unconsolidated affiliates	(3)	—	—	(3)
Other income (expense)	1	(5)	—	(4)
Interest expense
Third party	(4)	—	1	(3)
Affiliated	—	—	(1)	(1)
Income (loss) before income taxes	316	(137)	—	179
Income tax expense	118	—	—	118
Income (loss) before earnings from consolidated subsidiaries	198	(137)	—	61
(Loss) earnings from consolidated subsidiaries	(137)	—	137	—
Net income (loss)	$61	$(137)	$137	$61

EP ENERGY LLC

CONDENSED CONSOLIDATING STATEMENT OF INCOME

FOR THE PERIOD FROM MARCH 23, 2012 (INCEPTION) TO SEPTEMBER 30, 2012

(In millions)

	Successor
	Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Operating Revenues
Oil and condensate	$—	$289	$18	$—	$307
Natural gas	—	198	25	—	223
NGL	—	23	—	—	23
Financial derivatives	(87)	(37)	—	—	(124)
Total operating revenues	(87)	473	43	—	429
Operating Expenses
Transportation costs	—	43	—	—	43
Lease operating expense	—	62	14	—	76
General and administrative	191	94	9	—	294
Depreciation, depletion and amortization	—	138	3	—	141
Impairments	—	1	—	—	1
Exploration expense	—	26	1	—	27
Taxes, other than income taxes	—	33	6	—	39
Total operating expenses	191	397	33	—	621

Operating (loss) income	(278)	76	10	—	(192)
Loss from unconsolidated affiliates	—	(3)	—	—	(3)
Other income	—	—	—	—	—
Loss on extinguishment of debt	(14)	—	—	—	(14)
Interest expense	(137)	—	—	—	(137)
(Loss) income before income taxes	(429)	73	11	—	(345)
Income tax expense	—	—	1	—	1
Income (loss) before earnings from consolidated subsidiaries	(429)	73	10	—	(346)
Earnings (loss) from consolidated subsidiaries	83	10	—	(93)	—
Net (loss) income	$(346)	$83	$10	$(93)	$(346)

EP ENERGY LLC

CONDENSED CONSOLIDATING STATEMENT OF INCOME

FOR THE PERIOD FROM JANUARY 1, 2012 TO MAY 24, 2012

(In millions)

	Predecessor
	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Operating Revenues
Oil and condensate	$310	$12	$—	$322
Natural gas	228	34	—	262
NGL	29	—	—	29
Financial derivatives	365	—	—	365
Total operating revenues	932	46	—	978
Operating Expenses
Transportation costs	45	—	—	45
Lease operating expense	80	16	—	96
General and administrative	69	6	—	75
Depreciation, depletion and amortization	307	12	—	319
Ceiling test charge	—	62	—	62
Taxes, other than income taxes	31	14	—	45
Total operating expenses	532	110	—	642

Operating income (loss)	400	(64)	—	336
Loss from unconsolidated affiliates	(5)	—	—	(5)
Other income (expense)	1	(4)	—	(3)
Interest expense
Third party	(14)	—	—	(14)
Affiliated	2	(2)	—	—
Income (loss) before income taxes	384	(70)	—	314
Income tax expense	135	1	—	136
Income (loss) before earnings from consolidated subsidiaries	249	(71)	—	178
(Loss) earnings from consolidated subsidiaries	(71)	—	71	—
Net income (loss)	$178	$(71)	$71	$178

EP ENERGY LLC

CONDENSED CONSOLIDATING STATEMENT OF INCOME

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2011

(In millions)

	Predecessor
	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Operating Revenues
Oil and condensate	$346	$21	$—	$367
Natural gas	699	54	—	753
NGL	43	—	—	43
Financial derivatives	275	—	—	275
Total operating revenues	1,363	75	—	1,438
Operating Expenses
Transportation costs	58	—	—	58
Lease operating expense	131	30	—	161
General and administrative	133	11	—	144
Depreciation, depletion and amortization	414	23	—	437
Impairments/Ceiling test charge	30	128	—	158
Taxes, other than income taxes	59	11	—	70
Total operating expenses	825	203	—	1,028

Operating income (loss)	538	(128)	—	410
Loss from unconsolidated affiliates	(4)	—	—	(4)
Other expense	—	(4)	—	(4)
Interest expense
Third party	(8)	—	1	(7)
Affiliated	(2)	—	(1)	(3)
Income (loss) before income taxes	524	(132)	—	392
Income tax expense (benefit)	187	(8)	—	179
Income (loss) before earnings from consolidated subsidiaries	337	(124)	—	213
(Loss) earnings from consolidated subsidiaries	(124)	—	124	—
Net income (loss)	$213	$(124)	$124	$213

EP ENERGY LLC

CONDENSED CONSOLIDATING BALANCE SHEET

AS OF SEPTEMBER 30, 2012

(In millions)

	Successor
	Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current assets
Cash and cash equivalents	$2	$119	$31	$—	$152
Accounts receivable
Customer, net of allowance of less than $1	2	159	18	—	179
Affiliates	—	4	—	(4)	—
Other, net of allowance of $2	—	26	1	—	27
Materials and supplies	—	24	—	—	24
Derivatives	89	29	—	—	118
Prepaid assets	6	14	10	—	30
Other	—	—	2	—	2
Total current assets	99	375	62	(4)	532
Property, plant and equipment, at cost
Oil and natural gas properties	—	7,009	101	—	7,110
Other property, plant and equipment	—	94	1	—	95
	—	7,103	102	—	7,205
Less accumulated depreciation, depletion and amortization	—	147	3	—	150
Total property, plant and equipment, net	—	6,956	99	—	7,055
Other assets
Investments in unconsolidated affiliates	—	236	—	—	236
Investments in consolidated affiliates	6,987	77	—	(7,064)	—
Derivatives	98	2	—	—	100
Deferred income taxes	—	—	6	—	6
Unamortized debt issue cost	133	—	—	—	133
Other	25	4	—	(25)	4
	7,243	319	6	(7,089)	479
Total assets	$7,342	$7,650	$167	$(7,093)	$8,066

EP ENERGY LLC

CONDENSED CONSOLIDATING BALANCE SHEET

AS OF SEPTEMBER 30, 2012

(In millions)

	Successor
	Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
LIABILITIES AND EQUITY
Current liabilities
Accounts payable
Trade	$—	$116	$—	$—	$116
Affiliates	—	—	4	(4)	—
Other	—	259	47	—	306
Derivatives	5	5	—	—	10
Accrued taxes other than income	—	37	8	—	45
Accrued interest	113	—	—	—	113
Accrued taxes	—	19	—	—	19
Asset retirement obligations	—	9	—	—	9
Other	—	33	2	—	35
Total current liabilities	118	478	61	(4)	653

Long-term debt	4,221	—	—	—	4,221
Non-current notes payable to Unconsolidated affiliate	—	25	—	(25)	—
Other long-term liabilities
Derivatives	17	14	—	—	31
Asset retirement obligations	—	141	23	—	164
Other	—	5	6	—	11
Total non-current liabilities	4,238	185	29	(25)	4,427
Commitments and contingencies
Members’ equity	2,986	6,987	77	(7,064)	2,986
Total liabilities and equity	$7,342	$7,650	$167	$(7,093)	$8,066

EP ENERGY LLC

CONDENSED CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2011

(In millions)

	Predecessor
	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current assets
Cash and cash equivalents	$6	$19	$—	$25
Accounts receivable
Customer, net of allowance of less than $1	119	16	—	135
Affiliates	132	—	—	132
Other, net of allowance of $7	38	1	—	39
Materials and supplies	21	7	—	28
Derivatives	272	—	—	272
Prepaid assets	4	8	—	12
Other	14	1	—	15
Total current assets	606	52	—	658
Property, plant and equipment, at cost
Oil and natural gas properties, of which $481 was excluded from amortization	20,670	1,253	—	21,923
Other property, plant and equipment	143	4	—	147
	20,813	1,257	—	22,070
Less accumulated depreciation, depletion and amortization	17,026	977	—	18,003
Total property, plant and equipment, net	3,787	280	—	4,067
Other assets
Investments in unconsolidated affiliates	346	—	—	346
Investment in consolidated affiliates	2	—	(2)	—
Derivatives	9	—	—	9
Deferred income taxes	—	7	—	7
Unamortized debt issue cost	259	—	(251)	8
Other	4	—	—	4
	620	7	(253)	374
Total assets	$5,013	$339	$(253)	$5,099

EP ENERGY LLC

CONDENSED CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2011

(In millions)

	Predecessor
	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
LIABILITIES AND EQUITY
Current liabilities
Accounts payable
Trade	$140	$—	$—	$140
Affiliates	47	—	—	47
Other	210	48	—	258
Derivatives	7	—	—	7
Accrued taxes other than income	24	9	—	33
Deferred income taxes	91	—	—	91
Accrued taxes	5	—	—	5
Asset retirement obligations	8	—	—	8
Total current liabilities	532	57	—	589
Long-term debt	851	—	—	851
Non-current note payable to unconsolidated affiliate	—	251	(251)	—
Other long-term liabilities
Derivatives	73	—	—	73
Asset retirement obligations	126	22	—	148
Deferred income taxes	291	—	—	291
Other	40	7	—	47
Total non-current liabilities	1,381	280	(251)	1,410
Commitments and contingencies
Stockholders’ equity
Common stock, par value $1 per share; 1,000 share authorized and outstanding	—	381	(381)	—
Preferred stock	—	4	(4)	—
Additional paid-in capital	4,580	393	(393)	4,580
Accumulated deficit	(1,476)	(776)	776	(1,476)
Accumulated other comprehensive loss	(4)	—	—	(4)
Total stockholder’s equity	3,100	2	(2)	3,100
Total liabilities and equity	$5,013	$339	$(253)	$5,099

EP ENERGY LLC

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM MARCH 23, 2012 (INCEPTION) TO SEPTEMBER 30, 2012

(In millions)

	Successor
	Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities
Net (loss) income	$(346)	$83	$10	$(93)	$(346)
Adjustments to reconcile net (loss) income to net cash from operating activities
Depreciation, depletion and amortization	—	138	3	—	141
Loss from unconsolidated affiliates, adjusted for cash distributions	—	5	—	—	5
Earnings from consolidated affiliates	(83)	(10)	—	93	—
Impairments	—	1	—	—	1
Loss on extinguishment of debt	14	—	—	—	14
Amortization of equity compensation expense	9	—	—	—	9
Non-cash portion of exploration expense	—	14	—	—	14
Amortization of debt issuance cost	8	—	—	—	8
Other non-cash income items	—	—	2	—	2
Asset and liability changes
Accounts receivable	(2)	(28)	(2)	—	(32)
Accounts payable	1	5	9	—	15
Derivatives	124	144	—	—	268
Accrued Interest	113	—	—	—	113
Other asset changes	(6)	4	(2)	—	(4)
Other liability changes	—	46	1	—	47
Net cash (used in) provided by operating activities	(168)	402	21	—	255

Cash flows from investing activities
Capital expenditures	(6)	(467)	(2)	—	(475)
Net proceeds from the sale of assets	—	110	—	—	110
Cash paid for acquisitions, net of cash acquired	(7,213)	—	—	87	(7,126)
Net cash (used in) provided by investing activities	(7,219)	(357)	(2)	87	(7,491)

Cash flows from financing activities
Proceeds from long term debt	4,823	—	—	—	4,823
Repayment of long term debt	(608)	(1)	—	—	(609)
Contributed member equity	3,323	—	—	—	3,323
Debt issuance costs	(149)	—	—	—	(149)
Net cash (used in) provided by financing activities	7,389	(1)	—	—	7,388

Change in cash and cash equivalents	2	44	19	87	152

Cash and cash equivalents
Beginning of period	—	75	12	(87)	—
End of period	$2	$119	$31	$—	$152

EP ENERGY LLC

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM JANUARY 1, 2012 TO MAY 24, 2012

(In millions)

	Predecessor
	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities
Net income (loss)	$178	$(71)	$71	$178
Adjustments to reconcile net income (loss) to net cash from operating activities
Depreciation, depletion and amortization	307	12	—	319
Deferred income tax expense	199	—	—	199
Loss from unconsolidated affiliates, adjusted for cash distributions	12	—	—	12
Earnings from consolidated affiliates	71	—	(71)	—
Ceiling test charges	—	62	—	62
Amortization of debt issuance cost	7	—	—	7
Asset and liability changes
Accounts receivable	132	2	(2)	132
Accounts payable	(54)	(4)	2	(56)
Affiliate income taxes	3	1	—	4
Derivatives	(201)	—	—	(201)
Accrued interest	(1)	—	—	(1)
Other asset changes	(7)	—	—	(7)
Other liability changes	(66)	(2)	—	(68)
Net cash provided by operating activities	580	—	—	580

Cash flows from investing activities
Capital expenditures	(628)	(8)	—	(636)
Net proceeds from the sale of assets	9	—	—	9
Change in note receivable with affiliates	(1)	—	1	—
Cash paid for acquisitions, net of cash acquired	(1)	—	—	(1)
Net cash (used in) provided by investing activities	(621)	(8)	1	(628)

Cash flows from financing activities
Proceeds from long term debt	215	—	—	215
Repayment of long term debt	(1,065)	—	—	(1,065)
Contribution from parent	960	—	—	960
Change in note payable with affiliate	—	1	(1)	—
Net cash provided by (used in) financing activities	110	1	(1)	110

Change in cash and cash equivalents	69	(7)	—	62

Cash and cash equivalents
Beginning of period	6	19	—	25
End of period	$75	$12	$—	$87

EP ENERGY LLC

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2011

(In millions)

	Predecessor
	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities
Net income (loss)	$213	$(124)	$124	$213
Adjustments to reconcile net income (loss) to net cash from operating activities
Depreciation, depletion and amortization	414	23	—	437
Deferred income tax expense	290	—	—	290
Loss from unconsolidated affiliates, adjusted for cash distributions	42	—	—	42
Earnings from consolidated affiliates	124	—	(124)	—
Impairments/Ceiling test charges	30	128	—	158
Amortization of debt issuance cost	2	—	—	2
Other non-cash income items	1	—	—	1
Asset and liability changes
Accounts receivable	(13)	(3)	—	(16)
Accounts payable	52	4	—	56
Affiliate income taxes	(97)	1	—	(96)
Derivatives	(51)	—	—	(51)
Other asset changes	14	6	—	20
Other liability changes	(5)	(8)	—	(13)
Net cash provided by operating activities	1,016	27	—	1,043

Cash flows from investing activities
Capital expenditures	(1,072)	(25)	—	(1,097)
Net proceeds from the sale of assets	585	—	—	585
Investment in subsidiary	(6)	—	6	—
Cash paid for acquisitions, net of cash acquired	(1)	—	—	(1)
Change in note receivable with affiliate	(5)	—	5	—
Net cash (used in) provided by investing activities	(499)	(25)	11	(513)

Cash flows from financing activities
Proceeds from long term debt	1,425	—	—	1,425
Repayment of long term debt	(1,175)	—	—	(1,175)
Change in note payable with parent	(775)	5	(5)	(775)
Other	(7)	6	(6)	(7)
Net cash (used in) provided by financing activities	(532)	11	(11)	(532)

Change in cash and cash equivalents	(15)	13	—	(2)

Cash and cash equivalents
Beginning of period	66	8	—	74
End of period	$51	$21	—	$72